Exhibit 10.26

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (as amended, restated, supplemented or otherwise modified in accordance with Section 13.04, this “Agreement”), dated as of [•], 2024 (the “Effective Date”), is made and entered into between Scilex Holding Company, a Delaware corporation (“Service Provider”), and Semnur Pharmaceuticals, Inc. (f/k/a Denali Capital Acquisition Corp.), a Delaware corporation (“Recipient”) (each of Service Provider and Recipient, a “Party” and, together, the “Parties”).

RECITALS

WHEREAS, prior to the date hereof, Service Provider has been providing services comparable to the Services (as defined below) to Recipient in the ordinary course of business; and

WHEREAS, Recipient desires that Service Provider provide the Services to Recipient in the manner and to the extent consistent with past practice during a transition period following the date hereof on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements contained herein, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

Section 1.01 Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

(a) “Affiliate” means, with respect to any particular Person, any other Person who at any time Controls, is Controlled by or is under common Control with such particular Person; provided that Recipient shall not be deemed an Affiliate of Service Provider for purposes of this Agreement.

(b) “Agreement” has the meaning set forth in the Preamble.

(c) “Assessed Sales Taxes” has the meaning set forth in Section 4.03.

(d) “Business Day” means a day, other than a Saturday or a Sunday, on which commercial banks located in Palo Alto, California are not required or authorized by Law to close.

(e) “Chosen Courts” has the meaning set forth in Section 13.08.

(f) “Claim” means any claim (including any cross-claim or counterclaim), cause of action, allegation, charge, complaint, demand, dispute and other assertion of Liability, whenever or however arising, including by Law, Contract, tort, equity or otherwise.

(g) “Confidential Information” has the meaning set forth in Section 8.01(a).

(h) “Contract” means any contract, agreement, purchase order, modification, obligation, instrument, promise, commitment, undertaking or arrangement (whether written, electronic or oral) that is or purports to be legally binding.

(i) “Control” (including the terms “Controlled by,” “Controlling” and “under common Control with”) means, as used with respect to any Person, possession of the power or authority, directly or indirectly, to direct or cause the direction of the management or policies of such Person, through ownership of voting securities, as trustee or executor, by Contract or otherwise, including by virtue of having the power to elect a majority of the board of directors or similar governing body of such Person.

(j) “Dedicated Employee” has the meaning set forth in Section 13.11.

(k) “Disclosing Party” has the meaning set forth in Section 8.01(a).

(l) “Early Termination Consequence” has the meaning set forth in Section 3.02(a).

(m) “Effective Date” has the meaning set forth in the Preamble.

(n) “Expiration Date” has the meaning set forth in Section 3.01.

(o) “Governmental Authority” means the governments of the United States and any other sovereign nation or city-state, and any state or other political subdivision thereof, at the federal, state or municipal level, and any other individual, body or entity exercising or having the authority to exercise under the Laws thereof any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, autarchy, agency, organization, department, bureau, office, board, commission or instrumentality, including any Tax Authority, and any court, arbitrator or arbitration panel with proper authority and jurisdiction under such Laws.

(p) “Impracticable” and “Impracticability” have the meanings set forth in Section 2.02.

(q) “Indemnified Parties” has the meaning set forth in Section 9.03.

(r) “Intellectual Property” means all intellectual property and industrial property rights arising under the Laws of any jurisdiction, including: (i) patents, patent applications and statutory invention registrations, (ii) copyrights and all rights in any original works of authorship that are within the scope of any applicable copyright Law, together with all registrations and applications associated with any of the foregoing, (iii) trade secrets and all other intellectual property rights in confidential or proprietary information, processes, technology, designs, formulae, algorithms, procedures, methods, discoveries, specifications, inventions, compositions, and know-how, and (iv) any trademarks, service marks, trade names, service names, trade dress, logos, domain names, and other identifiers of source or origin, together with all registrations, applications and goodwill associated with any of the foregoing.

(s) “Invoice” has the meaning set forth in Section 4.04.

(t) “Law” means any and all laws (including common laws), constitutions, statutes, ordinances, standards, guidelines, regulations, rules, codes and any other legislation enacted, promulgated or prescribed by or under the authority of any Governmental Authority, and including all Orders and the terms of any governmental authorizations, whether in effect on the date of this Agreement or coming into effect thereafter.

(u) “Legal Proceeding” means any Claim, action, demand, lawsuit, arbitration, mediation, notice of violation, proceeding, litigation, citation, summons or subpoena by or before any Governmental Authority of any nature, whether civil, criminal, administrative, regulatory or otherwise, and whether at Law or in equity.

(v) “Liabilities” means any and all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due and whenever or however arising.

(w) “Liquidation Event” means the occurrence of (i) the resolution of the board of directors and stockholders of Recipient to dissolve Recipient; (ii) Recipient making a general assignment of its assets for the benefit of any creditors, including attachment of, execution on, or the appointment of a custodian or receiver with respect to a substantial part of Recipient’s property or any property essential to the conduct of its business; (iii) Recipient being declared insolvent or bankrupt or undertaking or preparing to undertake any composition or arrangement with creditors generally, winding-up, dissolution, liquidation, administration, receivership (administrative or otherwise) or bankruptcy, or if any event analogous to any of the foregoing in any jurisdiction in which Recipient is formed, resident or carries on business; (iv) Recipient generally fails to pay, or admits in writing its inability to pay, its debts as they become due; or (v) if a petition is filed by or against Recipient under the bankruptcy or insolvency laws of any jurisdiction or any other debtors’ relief Law, unless such petition is dismissed within 30 days after filing.

(x) “Newly Developed IP” has the meaning set forth in Section 12.02.

(y) “Order” means any order (other than an order constituting an approval), writ, judgment, injunction, decree, stipulation, determination or award entered, rendered, issued or made by any Governmental Authority.

(z) “Party” and “Parties” have the meanings set forth in the Preamble.

(aa) “Payment Default” has the meaning set forth in Section 4.05.

(bb) “Payment Due Date” has the meaning set forth in Section 4.05.

(cc) “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, or other entity, including a Governmental Authority.

(dd) “Point of Contact” has the meaning set forth in ARTICLE X.

(ee) “Receiving Party” has the meaning set forth in Section 8.01(a).

(ff) “Recipient” has the meaning set forth in the Preamble.

(gg) “Representative” means, with respect to a particular Person, any director, manager, member, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors, in their respective capacities as such.

(hh) “Service” and “Services” have the meanings set forth in Section 2.01.

(ii) “Service Fee” has the meaning set forth in Section 4.01.

(jj) “Service Period” has the meaning set forth in Section 3.01.

(kk) “Service Provider” has the meaning set forth in the Preamble.

(ll) “Tax Amount” means has the meaning set forth in Section 4.03.

(mm) “Tax Authority” means any Governmental Authority having the power to impose, regulate, collect or administer the imposition of taxes, including the Internal Revenue Service and any state or local department of revenue.

(nn) “Termination Notice” has the meaning set forth in Section 3.02(a).

(oo) “Transition Service Schedule” has the meaning set forth in Section 2.01.

(pp) “Treasury Rate” has the meaning set forth in Section 4.05.

Section 1.02 Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:

(a) The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

(b) Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms.

(c) The use of the word “include” and “including” and variations thereof in this Agreement shall be by way of example rather than by limitation and interpreted as though followed by the words “without limitation,” and shall not be construed to restrict the meaning of any preceding word or statement to the specific or similar items or matters immediately following it. The use of the words “or,” “either” and “any” shall not be exclusive. The word “extent” in the phrase “to the extent” shall convey the concept of degree, and such phrase shall not mean simply “if”. The terms “hereof,” “hereunder,” “herein” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “writing,” “written” and variations thereof include any manner of representing or manifesting words in a legible form (including on an electronic or visual display screen) or other non-transitory form.

(d) Except as otherwise indicated, all references in this Agreement to “Schedules,” “Articles” and “Sections” are intended to refer to Schedules, Articles and Sections of this Agreement.

(e) Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.

(f) All references to “days” herein shall be to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in the beginning or at the end of the calculation of such period shall be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday or if an action is to be taken within two days of a target date and the target date is a Thursday, the action must be taken by Tuesday); if the last day of any period referenced herein is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement, which the Parties acknowledge is the result of extensive negotiations between the Parties.

(h) The Parties agree that any drafts of this Agreement prior to the final fully executed draft shall not be used for purposes of interpreting any provision of this Agreement, and each Party agrees that no Party or other Person shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Legal Proceeding among any of the foregoing or for any other purpose.

(i) References to any Person are also to such Person’s successors and permitted assigns.

(j) If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any of the Parties by virtue of the authorship of any of the provisions of this Agreement.

(k) All amounts of currency in this Agreement are expressed in United States dollars unless otherwise expressly provided.

(l) Reference to any Law means such Law as in effect from time to time, including all past and future amendments, all successor Laws, and all rules and regulations promulgated thereunder.

ARTICLE II

SERVICES PROVIDED

Section 2.01 Transition Services. Subject to the terms and conditions provided herein and during the term of this Agreement, Service Provider shall use commercially reasonable efforts to provide, or cause to be provided, to Recipient the service(s) set forth in the Transition Service Schedule attached hereto as Schedule I (as such schedule may be amended or supplemented pursuant to the terms of this Agreement, the “Transition Service Schedule”), which Transition Service Schedule constitutes part of this Agreement. Each discrete service set forth in the Transition Service Schedule shall be referred to herein as a “Service” and collectively, all the services set forth on the Transition Service Schedule shall be referred to herein as “Services.” During the term of this Agreement, Recipient shall use reasonable best efforts to assume responsibility for providing itself or obtaining its own such services from a third party as expeditiously as possible and in any event prior to the expiration of the term of this Agreement. Recipient will adhere to all conditions and policies applicable to its use of the Services as set forth in this Agreement, including the Transition Service Schedule.

Section 2.02 Impracticability. Service Provider shall not be required to provide, or cause to be provided, any Service to the extent the performance of such Service becomes commercially or otherwise impracticable for any reason (“Impracticable” or “Impracticability”), including to the extent the performance of such Services becomes commercially or otherwise impracticable because it could reasonably be expected to (a) require Service Provider or any of its Affiliates or its or their respective Representatives to violate any Laws, (b) adversely affect Service Provider’s internal financial controls, the keeping of Service Provider’s financial books or records, or the preparation of Service Provider’s financial statements, (c) result in the breach of any Contract for which a waiver or amendment is not obtained pursuant to Section 5.04, (d) require any license, consent or approval from any third party that is not obtained pursuant to Section 5.04 or (e) require Service Provider to make any payments or incur any Liabilities owing to any third party. Service Provider shall provide Recipient with reasonable notice of the occurrence of any event that Service Provider becomes aware of which would cause Service Provider to curtail or cease providing, or causing to provide, any Service pursuant to this Section 2.02.

Section 2.03 Additional Resources. In providing the Services, Service Provider shall not be obligated to: (a) hire or train any additional employees (including replacement of any employees who would have otherwise provided any of the Services); (b) maintain the employment of any specific employee; (c) purchase, lease or license any additional equipment, hardware, software, data, or other tangible or intangible personal property; (d) upgrade or modify any existing equipment, hardware, software, data, or other tangible or intangible personal property; or (e) pay any costs or expenses related to the conversion or transfer of data or other information of Recipient or its Affiliates to any alternate supplier of the Services or pay any other costs or expenses relating to the performance of the Services.

ARTICLE III

TERM AND TERMINATION

Section 3.01 Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect until the date that is the third anniversary of the Effective Date (the “Expiration Date”), unless earlier terminated under Section 3.02. With respect to each Service, the term of this Agreement shall commence on the Effective Date and shall remain in effect until the earlier of the Expiration Date or the date any Party terminates such Service under Section 3.02 (each, a “Service Period”).

Section 3.02 Termination.

(a) Recipient may terminate this Agreement (with respect to all or any one or more of the Services) upon 30 days’ prior written notice to Service Provider (a “Termination Notice”). If Recipient provides a Termination Notice with respect to one or more (but not all) of the Services, as soon as reasonably practicable following receipt of a Termination Notice, Service Provider shall notify Recipient in writing as to whether the termination of any Service or Services that are the subject of the Termination Notice will require termination or partial termination of any other Service or Services (an “Early Termination Consequence”). If Service Provider notifies Recipient of an Early Termination Consequence, Recipient may withdraw its Termination Notice within seven days of such notification. If Recipient does not withdraw such Termination Notice within such time period, termination of such Services will be final, including with respect to the termination of any other Service or Services identified by Service Provider as an Early Termination Consequence. Recipient shall not have the right to reinstitute any Service once such Service has been terminated for any reason.

(b) Service Provider may terminate this Agreement (with respect to all or any one or more of the Services) immediately upon written notice of termination to Recipient if any of the following events occur: (i) upon 30 days’ prior written notice to Recipient; (ii) Recipient breaches this Agreement, and fails to cure such breach within 10 Business Days after a written notice is delivered by Service Provider to Recipient; or (iii) a Liquidation Event occurs; provided, that, for the avoidance of doubt, failure to pay fees or reimbursement costs in respect of any Services shall be deemed to affect all Services and Service Provider will be excused from providing any further Services hereunder.

(c) This Agreement will automatically terminate (along with all Services) on the earlier of: (i) the Expiration Date or (ii) the date of termination or expiration of all Service Periods.

Section 3.03 Effect of Termination. Upon any termination or expiration of this Agreement, all rights, obligations and liabilities of the Parties under this Agreement shall immediately terminate and become void, except that the following provisions shall survive such termination or expiration: this Section 3.03, ARTICLE IV, ARTICLE VI, ARTICLE VIII, ARTICLE IX, ARTICLE XII, ARTICLE XIII and ARTICLE I and any other definitions set forth in this Agreement necessary to interpret any of the foregoing provisions referenced in this Section 3.03. Notwithstanding the foregoing, in the event of any termination or expiration of this Agreement with respect to one or more, but less than all, of the Services, this Agreement shall continue in full force and effect with respect to any Services not terminated under Section 3.02 hereof.

Section 3.04 Sums Due. In the event of a termination or expiration of this Agreement, Service Provider shall be entitled to the payment or reimbursement of, and Recipient shall pay and reimburse Service Provider, on the date of such termination or expiration (a) all amounts due to Service Provider under this Agreement and (b) all amounts accrued in connection with the provision of Services through the date of such termination or expiration that are not yet due and payable to Service Provider under this Agreement, as if such amounts were due and payable on the date of such termination or expiration.

ARTICLE IV

COMPENSATION

Section 4.01 Fees. In connection with the provision of a Service by Service Provider, subject to the terms and conditions set forth herein, Recipient agrees to pay to Service Provider the amount set forth on the Transition Service Schedule for such Service that is performed by Service Provider (each, a “Service Fee”, and collectively, the “Service Fees”); provided, that from the date hereof until the Release Date (as defined in that certain Amendment and Side Letter, dated August 30, 2024, by and among Oramed Pharmaceuticals Inc., Acquiom Agency Services LLC, and Service Provider), such Service Fees shall not exceed, either individually or in the aggregate, $2,000,000 per annum. Such charges are based on certain assumptions acknowledged and agreed to by the Parties regarding the underlying costs of providing the Services. If events occur that cause a material increase in the underlying costs of providing the Services, the Parties hereby agree to renegotiate in good faith the pricing provisions of Schedule I in order to adjust the charges that Recipient will be required to pay going forward for the continued provision of the Services. Recipient shall not withhold any payments to Service Provider under this Agreement.

Section 4.02 Expenses. In addition to the charges for the Services provided hereunder, Recipient shall reimburse Service Provider for any and all out of pocket fees, costs or expenses incurred by Service Provider in connection with this Agreement, the Services to be provided hereunder and the transactions contemplated by this Agreement, including fees and disbursements of legal counsel, financial advisors and accountants, shipping and transportation costs, duties, taxes (as provided in Section 4.03) and, upon receipt of Recipient’s prior written approval, other fees or expenses, where such fees are not specifically included, or exceed, the amounts provided for such items in Schedule I.

Section 4.03 Taxes. The fees for the Services set forth on Schedule I hereto are exclusive of taxes. Upon notice from Service Provider of the amount of any tax required to be withheld, Recipient shall withhold such amount from payments made by Recipient to Service Provider pursuant to this Agreement, and Recipient shall pay such taxes to the applicable Tax Authorities. Recipient shall promptly furnish to Service Provider such evidence as may be required by the applicable Tax Authority to establish that any such tax has been paid by Recipient to assist in obtaining any tax credits for the amounts withheld from payments made by Recipient to Service Provider. Recipient shall pay to Service Provider the amount of any applicable sales tax, use or service tax, value-added tax, goods and services tax or any other similar taxes that Service Provider may be required to collect from Recipient in connection with Service Provider’s performance pursuant to this Agreement (the “Tax Amount”), except for any franchise or other tax imposed on Service Provider’s net income. Service Provider shall identify any such tax as a separate line item on each Invoice (as defined in Section 4.04), unless taxes are required under the Law of the relevant jurisdiction to be included in the price. Notwithstanding the foregoing, in the event any applicable sales tax, use or service tax, value-added tax, goods and services tax or any other similar taxes related to the Services that have not been previously invoiced by Service Provider to Recipient are assessed against Service Provider as a result of an audit (the “Assessed Sales Taxes”), such Assessed Sales Taxes, plus interest, will be invoiced to and paid by Recipient. Interest on the Assessed Sales Taxes will be assessed at the same rate set forth in Section 4.05 below.

Section 4.04 Invoices. Not later than 15 days following the end of each month during the term of this Agreement, Service Provider shall deliver to Recipient an invoice for the Services performed by Service Provider in such month (each, an “Invoice”). Such Invoice shall set forth (a) a description of the Services performed by Service Provider during such month just ended, (b) an itemized calculation of the Service Fees for each of the Services performed by Service Provider during such month just ended, (c) an itemized calculation of the Tax Amounts in respect of such Services, and (d) payment instructions, including all wire transfer information, for the payment of such Service Fees and Tax Amounts.

Section 4.05 Payment; Payment Default. All amounts required to be paid by Recipient under this Agreement shall be due in cash within 30 days of Recipient’s receipt of the applicable Invoice (the “Payment Due Date”). Payment shall be deemed made on the date Recipient’s wire transfer is received by Service Provider. If Recipient fails to pay all or any portion of the amount properly due and payable on or prior to the relevant Payment Due Date (a “Payment Default”), Service Provider shall have the right to charge interest from and after the Payment Due Date on the unpaid portion of such amount that is properly due and payable at a rate of interest equal to the Treasury Rate (as hereinafter defined) plus 8%, compounded annually. For purposes of this Agreement, the term “Treasury Rate” means, as of any time of determination, the rate per annum equal to the “Constant Maturity Treasury” yield on United States 30 Year Treasury Bonds as of the close of business on the Business Day immediately preceding such time of determination, as reported on the United States Department of the Treasury website (https://www.treasury.gov/resource-center/data-chart-center/interest-rates/pages/textview.aspx?data=yield) or if unavailable there, as reported on the applicable Bloomberg screen page or such other commercially available source providing such quotations.

Section 4.06 Right to Suspend Services. If payment in full of any Invoice is not received by Service Provider from Recipient on or prior to the applicable Payment Due Date, in addition to all other rights of Service Provider hereunder, Service Provider shall have the right, after giving five days’ prior written notice thereof to Recipient, to suspend all or any portion of the Services until such time as Recipient has paid in full all amounts then due, including any accrued interest. After such payment in full is received, Service Provider shall promptly resume providing, or causing to be provided, the Services to Recipient until the Expiration Date, subject to earlier termination thereof in accordance with ARTICLE III. Any suspension or termination by Service provider of the Services in accordance with this Section 4.06 shall not relieve Recipient or any of its Affiliates of its obligations to pay the amounts required under this Agreement with respect to Services provided to Recipient or any of its Affiliates prior to the termination or suspension, which obligations of Recipient and any of its Affiliates shall survive the suspension or termination of the Services or the termination of this Agreement.

ARTICLE V

STANDARD OF CARE; GENERAL OBLIGATIONS

Section 5.01 Service Provider Standard of Care.

(a) The Services shall be provided in good faith and in a manner generally consistent with the manner in which, and with the same standard of care with which, Recipient performed comparable services on its own behalf; provided, that, nothing in this Agreement will require Service Provider or its Affiliates to favor Recipient’s operation of the business over Service Provider’s own business operations or those of Service Provider’s Affiliates.

(b) Subject to Section 2.03, Service Provider agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence.

(c) In no event shall Service Provider be liable or accountable, in damages or otherwise, for any error of judgment or any mistake of fact or law or for any action or omission in connection with the provision of the Services by Service Provider that Service Provider took or refrained from taking in good faith hereunder, except in the case of Service Provider’s intentional breach, fraud, gross negligence or willful misconduct.

Section 5.02 Recipient Standard of Care. Recipient shall (a) promptly provide Service Provider and its subcontractors with resources and materials and complete and accurate information and documentation, in each case, reasonably sufficient for Service Provider to perform, or cause to be performed, its obligations hereunder in a timely manner, and (b) provide Service Provider and its subcontractors with timely decisions, approvals and acceptances so that Service Provider may accomplish its obligations hereunder in a timely manner.

Section 5.03 Transitional Nature of Services; Changes.

(a) The Parties acknowledge the transitional nature of the Services and that Service Provider has sole discretion with respect to, and may make changes from time to time in, the manner of performing the Services, subject to Section 5.01.

(b) Recipient acknowledges that Service Provider shall have the right and sole discretion to establish priorities, as between Service Provider and its Affiliates, on the one hand, and Recipient, on the other hand, as to the provision of any Services.

(c) Recipient shall not, and shall not permit its employees, agents or representatives to, resell any Services to any third party or permit the use of any Services by any third party.

Section 5.04 Cooperation; Consents. Recipient shall provide, and shall cause its Affiliates and its and their employees and contractors to provide, Service Provider and its subcontractors with all cooperation and assistance reasonably necessary in connection with all matters relating to the provision and receipt of the Services; provided that to the extent the provision of any Service requires the cooperation and assistance of any Affiliate of Recipient and such cooperation and assistance is not provided, the provision of such Service shall be deemed to be Impracticable and therefore subject to Section 2.02. Such cooperation and assistance shall include, at Recipient’s expense, (a) providing, on a timely basis, information and materials reasonably necessary or requested by Service Provider for performance of the Services, (b) performing reasonably requested adjustments necessary for performance of the Services, (c) providing all necessary access to employees and contractors of Recipient and its Affiliates for performance of the Services, and (d) obtaining all third party consents, licenses and approvals necessary to permit each Party to perform its obligations hereunder in a timely manner.

Section 5.05 Alternatives. If Service Provider reasonably believes it is unable to provide any Service because of Impracticability, the Parties shall discuss in good faith a reasonable alternative approach for providing the Services to Recipient. Until such alternative approach is agreed upon, including any additional costs or expenses to be incurred by Service Provider and paid by Recipient, or the Impracticability is otherwise resolved to the satisfaction of the Parties, Service Provider shall have no obligation to perform the Services affected by the Impracticability. To the extent an agreed upon alternative approach includes Service Provider’s incurrence of additional costs or expenses beyond those incurred in connection with the underlying Service, Recipient shall make prompt payment to Service Provider in the amount of such mutually agreed additional costs and expenses (in addition to any other payments under this Agreement) when invoiced in accordance with Section 4.04.

Section 5.06 Authority; Binding Nature of Agreement. Each of the Parties hereto has all right, power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to take all other actions required to be taken by it pursuant to the provisions hereof. The execution, delivery and performance by each of the Parties to this Agreement and the consummation by each such Party of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each such Party, as applicable, and no other action on the part of such Party is necessary to authorize the execution, delivery and performance by such Party of this Agreement or the consummation by such Party of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Parties. This Agreement constitutes (assuming due and valid authorization, execution and delivery hereof by the other Parties hereto) the legal, valid and binding obligation of each such Party, as applicable, enforceable against each such Party, as applicable, in accordance with its terms, except as such enforcement may be limited by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

ARTICLE VI

RELATIONSHIP BETWEEN THE PARTIES

Section 6.01 Relationship. This Agreement does not constitute a fiduciary relationship, partnership, joint venture, relationship or trust or agency between the Parties or their Affiliates, or formal business organization of any kind. Service Provider is an independent contractor for all purposes hereunder. Service Provider shall have complete control over the performance of, and the details for accomplishing, the Services. In no event shall Service Provider or any of its Affiliates or any of their respective agents, representatives or employees be deemed to be agents, representatives or employees of Recipient. Service Provider’s employees shall be paid exclusively by Service Provider for all Services performed hereunder. None of Service Provider or any of its Affiliates shall be obligated to provide, or shall be deemed to be providing, any legal, financial, accounting, insurance or tax advise to Recipient, pursuant to this Agreement as part of or in connection with the Services provided hereunder or otherwise.

ARTICLE VII

SUBCONTRACTORS

Section 7.01 Subcontractors. Service Provider shall have the right to subcontract to any Person all or part of its obligations under this Agreement. Subject to the terms and conditions of this Agreement, Service Provider shall remain responsible for the performance of subcontracted Services by such subcontractor under this Agreement. Service Provider shall have the right to designate which of its employees or subcontractors will furnish Services to Recipient, and may remove and/or replace any such employees or subcontractors in its sole discretion.

ARTICLE VIII

CONFIDENTIALITY

Section 8.01 Confidentiality.

(a) During the term of this Agreement, each Party (the “Receiving Party”) may be provided with, have access to, or otherwise learn confidential and/or proprietary information of the other Party (the “Disclosing Party”) (including certain information and materials concerning the Disclosing Party’s business, plans, customers, technology, and services) that is of substantial value to the Disclosing Party, which is identified as confidential at the time of disclosure or which would reasonably be considered, under the circumstances of its disclosure, to be confidential to the Disclosing Party (“Confidential Information”). All Confidential Information remains the property of the Disclosing Party. The Receiving Party may disclose the Confidential Information of the Disclosing Party only to its employees and contractors who need to know the Confidential Information for purposes of performing its obligations under this Agreement and who are bound by the Receiving Party’s standard employee or contractor (as applicable) confidentiality agreements. The Receiving Party will not use the Confidential Information without the Disclosing Party’s prior written consent except in connection with performance of its obligations under this Agreement. The Receiving Party will take measures to maintain the confidentiality of the confidential information equivalent to those measures the Receiving Party uses to maintain the confidentiality of its own Confidential Information of like importance but in no event less than commercially reasonable measures. The Receiving Party will give immediate notice to the Disclosing Party of any unauthorized use or disclosure of the Confidential Information that comes to the attention of the Receiving Party’s senior management and agrees to use commercially reasonable efforts to assist the Disclosing Party in remedying such unauthorized use or disclosure.

(b) The foregoing will not preclude either Party or its Affiliates from disclosing such Confidential Information if such information (i) is or becomes generally available to the public, other than as a result of a disclosure by the Receiving Party or its Affiliates or their respective Representatives in breach of this Section 8.01, (ii) was available to the Receiving Party or its Affiliates or their respective Representatives on a non-confidential basis prior to its disclosure by the other Party or its Affiliates, or (iii) is or becomes available to the Receiving Party or its Affiliates or their respective Representatives on a non-confidential basis from a source other than the other Party or its Affiliates or their respective Representatives who, to the Receiving Party’s knowledge, is not subject to a confidentiality agreement with, or other obligation of secrecy to the other Party or its Affiliates prohibiting such disclosure. If either Party or its Affiliates or their respective Representatives are required (by oral questions, interrogatories, requests for information or documents in legal, administrative, arbitration or other formal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such Confidential Information, the Receiving Party agrees to provide the Disclosing Party with prompt written notice of each such instance, to the extent not prohibited by Law, so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 8.01. In such circumstances, the Receiving Party will participate in the Disclosing Party’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party or its Affiliates or their respective Representatives is legally compelled to disclose such Confidential Information, then the Receiving Party or its Affiliates or their respective Representatives may disclose such information to the extent required and the Receiving Party agrees to exercise its reasonable efforts to obtain confidential treatment for any Confidential Information so furnished.

(c) The foregoing obligations in this Section 8.01 will not apply in the event that a Party or its Affiliates believes in good faith that it or they are required by applicable securities Law or by the applicable rules of any stock exchange or quotation system on which such Party or its Affiliates lists or trades securities to disclose any Confidential Information of the other Party or its Affiliates; provided, that, in such event, the Receiving Party will, to the extent legally permissible and reasonably practicable, advise the Disclosing Party prior to making such disclosure.

(d) Upon termination or expiration of this Agreement, the Receiving Party will return (or destroy in its sole discretion) to the Disclosing Party all tangible copies of Confidential Information of the Disclosing Party in the Receiving Party’s possession or control and will erase from its computer systems all electronic copies thereof. Nothing herein shall require either Party or its respective Affiliates to destroy or purge any such Confidential Information (i) maintained on routine computer system backup tapes, disks or similar storage devices, (ii) contained in minutes or presentations to the board of directors, internal transaction committees or similar bodies of such party, (iii) retained in the files of its legal counsel for compliance purposes or for the purpose of defending or maintaining any action relating to the Services or the transactions contemplated hereby or (iv) in violation of applicable Law.

(e) If a Party is provided with access to any equipment, computer, software, network, electronic files, or electronic data storage system owned or controlled by another Party, the Party provided with such access shall limit and use such access solely to receive or perform (as applicable) the Services under this Agreement, and shall not access or attempt to access any equipment, computer, software, network, electronic files, or electronic data storage system owned or controlled by the Party providing such access, other than those specifically required to perform or receive (as applicable) the Services. Recipient shall limit such access to those employees and contractors with a need to have such access in connection with this Agreement and shall advise Service Provider in writing of the name of each such person who will be granted such access. Recipient shall use commercially reasonable efforts to follow Service Provider’s information technology policies and procedures and Service Provider’s normal day-to-day business practices necessary to comply with such policies and procedures. All user identification numbers and passwords disclosed to Recipient and Service Provider’s Confidential Information obtained by Recipient as a result of its access to and use of any equipment, computers, software, networks, electronic files, and electronic data storage systems owned or controlled by Service Provider, shall be deemed to be, and shall be treated as, Service Provider’s Confidential Information under applicable provisions of this Agreement. Recipient agrees to cooperate with Service Provider in the investigation of any apparent unauthorized access by Recipient to any equipment, computer, software, network, electronic file, or electronic data storage systems owned or controlled by Service Provider, or any apparent unauthorized release of Service Provider’s Confidential Information by employees of Recipient.

ARTICLE IX

LIMITATION OF LIABILITY AND DISCLAIMER

Section 9.01 LIMITATION OF LIABILITY. NEITHER SERVICE PROVIDER NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN RESPECT OF ANY LOSSES RELATING TO DIMINUTION OF VALUE OR INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING CONSEQUENTIAL DAMAGES OR LOST PROFITS RESULTING FROM BUSINESS INTERRUPTION, LOST TAX OR INCOME TAX BENEFITS, INCREASED INSURANCE PREMIUMS OR LOST PROFITS, AND, IN PARTICULAR, NO “MULTIPLE OF PROFITS” OR “MULTIPLE OF CASH FLOW” OR SIMILAR VALUATION METHODOLOGY, SHALL BE USED IN CALCULATING THE AMOUNT OF ANY LOSSES. WITHOUT LIMITING

THE FOREGOING, IN NO EVENT SHALL (A) SERVICE PROVIDER OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY LOSSES ARISING OUT OF OR RELATING TO THIS AGREEMENT TO THE EXTENT RESULTING FROM RECIPIENT’S FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT, (B) SERVICE PROVIDER BE LIABLE FOR THE ACTS OR OMISSIONS OF ANY THIRD PARTY SERVICE PROVIDER OR (C) THE AGGREGATE LIABILITY OF SERVICE PROVIDER AND ITS AFFILIATES EXCEED THE AMOUNT OF FEES PAID BY RECIPIENT TO SERVICE PROVIDER FOR SERVICES UNDER THIS AGREEMENT.

Section 9.02 DISCLAIMER. RECIPIENT HEREBY ACKNOWLEDGES AND AGREES THAT SERVICE PROVIDER AND ITS AFFILIATES ARE NOT IN THE BUSINESS OF PROVIDING TO THIRD PARTIES SERVICES LIKE THE SERVICES BEING PROVIDED HEREUNDER. ACCORDINGLY, EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, SERVICES ARE PROVIDED ON THE BASIS AND IN THE MANNER PROVIDED IN THIS AGREEMENT, INCLUDING ON AN “AS-IS, WHERE-IS” AND “WITH ALL FAULTS” BASIS, SUCH THAT NONE OF SERVICE PROVIDER OR ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO ANY OF THE SERVICES, INCLUDING WITH RESPECT TO ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, OR NON-INFRINGEMENT, OR ARISING FROM COURSE OF PERFORMANCE OR DEALING, OR USAGE OF TRADE. ALL REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY SERVICE PROVIDER AND ITS AFFILIATES, AND RECIPIENT HEREBY DISCLAIMS RELIANCE ON ANY SUCH REPRESENTATIONS AND WARRANTIES. NEITHER SERVICE PROVIDER NOR ANY OF ITS AFFILIATES GUARANTEES OR WARRANTS THE CORRECTNESS, COMPLETENESS, CURRENTNESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY DATA OR OTHER INFORMATION PROVIDED TO RECIPIENT OR ANY OF ITS AFFILIATES.

Section 9.03 Indemnification; Waiver. Recipient agrees to indemnify, defend and hold harmless Service Provider, its Affiliates and their respective Representatives (collectively, the “Indemnified Parties”) from and against any actions, causes of action, suits, Claims, losses or other Liability, cost, damage or expense (including court costs and reasonable attorneys’ fees) which any of the Indemnified Parties may sustain or incur by reason of any Claim, demand, suit or recovery by any Person resulting from or relating to the provision or use of any Service provided hereunder to the extent not arising from the gross negligence or intentional fraud of the Indemnified Parties.

ARTICLE X

POINTS OF CONTACT

Section 10.01 Relationship. Service Provider and Recipient shall each appoint an individual to act as its point of contact (each, a “Point of Contact”) to deal with issues arising out of the performance of this Agreement, and to facilitate orderly provision and receipt of the

Services. Initially the Point of Contact for Service Provider shall be Stephen Ma (Email Address: sma@scilexholding.com) and for Recipient shall be Jaisim Shah (Email Address: JShah@semnurpharma.com). Each Party agrees to provide reasonable access (in person, by telephone or electronically via e-mail) during normal business hours to its Point of Contact for problem resolution. Either Party may replace its Point of Contact at any time with another individual of similar seniority by providing notice in accordance with Section 13.01.

ARTICLE XI

ACCESS

Section 11.01 Service Provider Access. Recipient agrees that it shall provide to Service Provider and its subcontractors who provide Services, at no charge to Service Provider: (a) ingress to and egress from the premises and facilities of Recipient and its subsidiaries, and (b) access to the information technology systems (including hardware, software, data, and telecommunication equipment and systems) and other systems owned or used by Recipient or its subsidiaries, in each case, to the extent necessary for Service Provider to provide the Services or perform any obligations under this Agreement.

ARTICLE XII

INTELLECTUAL PROPERTY

Section 12.01 Intellectual Property Ownership. Except as expressly set forth in this Agreement, no license, title, ownership or other Intellectual Property rights are transferred from either Party to the other Party or its Affiliates, and each Party retains all such rights, title, ownership and other interest in its Intellectual Property, as well as in its information technology systems, platforms, applications and all other software, hardware, systems and resources it uses to provide or receive the Services, as applicable.

Section 12.02 Development of Intellectual Property. If, in the course of providing any Service, Service Provider or any of its Affiliates creates or develops any Intellectual Property in connection with such Service for or on behalf of Recipient (“Newly Developed IP”), then, as between the Parties, such Newly Developed IP shall be solely and exclusively owned by Service Provider upon creation or development. Service Provider hereby grants Recipient a non-exclusive, royalty-free, perpetual and irrevocable right and license to use the Newly Developed IP solely for the purpose in which any such Newly Developed IP was disclosed to Recipient (as established in a writing agreed to by the Parties).

Section 12.03 Limited Licenses to Use Intellectual Property. Subject to the terms and conditions of this Agreement, Recipient hereby grants to Service Provider a non-exclusive, royalty-free right and license to use, solely during the term of this Agreement, any and all relevant and applicable Intellectual Property owned or licensable by Recipient, but solely to the extent necessary to enable Service Provider to provide the Services. Subject to Recipient’s limited right to use the Services provided hereunder, nothing in this Agreement will be deemed or considered to grant to Recipient or any of its Affiliates a license (whether express or implied) of any Intellectual Property or proprietary rights owned or licensed by Service Provider or its Affiliates, or otherwise grant or transfer any rights therein to Recipient or any of its Affiliates. Service Provider and its Affiliates hereby reserve any and all rights under any Intellectual Property and proprietary rights not expressly granted to Recipient or any of its Affiliates (if any) in Schedule I.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered if delivered personally, (b) one Business Day after deposit with a reputable overnight courier service (providing proof of delivery), (c) four Business Days after deposit in the United States Mail, registered or certified mail (postage prepaid, return receipt requested) or (d) as of the date transmitted if sent by electronic transmission with receipt confirmed, in each case to the addresses and attention parties indicated below (or at such other address or electronic mail address for a Party as shall be specified by like notice):

If to Service Provider:
Scilex Holding Company 960 San Antonio Road Palo Alto, CA 94303 Attention: Stephen Ma Email: sma@scilexholding.com
If to Recipient:
Semnur Pharmaceuticals, Inc. 960 San Antonio Road Palo Alto, CA 94303 Attention: Jaisim Shah Email: JShah@semnurpharma.com

Section 13.02 Severability. If any provision of this Agreement or the application of any provision hereof to any circumstances is held invalid, unenforceable, or otherwise illegal, the remainder of this Agreement and the application of such provision to other circumstances shall not be affected. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties, as expressed in the terms hereof, as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 13.03 Entire Agreement. This Agreement, including Schedule I, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the transactions contemplated by this Agreement.

Section 13.04 Amendments; Waiver. No amendment, supplement or modification of this Agreement (whether direct or indirect) shall be effective unless the Parties (i) have been provided at least 30 days prior written notice of such proposed amendment, supplement or modification in accordance with Section 13.01 prior to its execution in accordance with the immediately following clause (ii), and (ii) have signed a written instrument expressly referencing this Agreement and the specific provisions hereof that are intended to be so amended, supplemented or modified. Any purported amendment, supplement or modification that fails to comply with the foregoing shall be null and void, ab initio. Any failure by a Party to comply with any obligation, covenant, agreement or condition herein may be waived by the other Party only by a written instrument signed by the Party granting such waiver, and such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with this Agreement.

Section 13.05 Assignment; Successors and Assigns. Except as set forth in ARTICLE VII, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by either of the Parties (whether by merger, operation of Law or otherwise) without the prior written consent of the other Party and any purported assignment in violation of this Section 13.05 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 13.06 Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and no provision of this Agreement shall be deemed to confer upon any other Person any remedy, Claim, Liability, reimbursement, cause of action or other right.

Section 13.07 Remedies.

(a) All rights and remedies of each Party are cumulative with and not alternative to or exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties recognize, acknowledge and agree that the breach or violation of this Agreement by a Party would cause irreparable damage to the other Party and that none of the Parties has an adequate remedy at Law. Subject to the following sentence, the Parties acknowledge and agree that (i) each Party shall be entitled, in addition to any other remedies that may be available, to obtain injunctive relief, specific performance of the terms of this Agreement or other equitable relief, to redress breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise and (ii) the right of specific performance is an integral part of the transactions contemplated by this

Agreement and without that right, none of the Parties would have entered into this Agreement. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. If any Legal Proceeding is brought by any Party to enforce this Agreement, the other Party shall waive the defense that there is an adequate remedy at Law.

Section 13.08 Governing Law; Forum Selection.

(a) This Agreement and all disputes arising out of or relating hereto shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely with the State of Delaware, without giving effect to any Laws or principles of conflicts of laws that would cause the Laws of any other jurisdiction to apply. Each Party hereby (i) submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware (the “Chosen Courts”) in any Legal Proceeding arising out of or relating to this Agreement, (ii) agrees that all Claims in respect of such Legal Proceeding may be heard and determined only in any such Chosen Court, (iii) waives any Claim of inconvenient forum or other challenge to venue in such Chosen Court, and (iv) agrees not to bring or maintain any Legal Proceeding arising out of or relating to this Agreement before any Governmental Authority other than the Chosen Courts.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SERVICE PROVIDER AND RECIPIENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 13.09 No Recourse. This Agreement may only be enforced against, and any Claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent or attorney of the Parties or their respective affiliates shall have any liability (whether in contract or tort) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of the Parties based on, in respect of, or by reason of, this Agreement.

Section 13.10 Force Majeure. Any failure by Service Provider to perform any obligations under this Agreement, if caused by or resulting from, in whole or in part, fire, flood, embargo, government regulation or administrative action, war, acts of war (whether war be declared or not), insurrection, riot, civil unrest, strike, lockout, terrorist act, act of God, or any other cause beyond Service Provider’s reasonable control, shall not constitute a breach of any provision of this Agreement.

Section 13.11 Nonsolicitation. Unless consented to in each instance by Service Provider, Recipient will not solicit, directly or indirectly (including by encouraging, proposing or seeking to cause any such solicitation by any other Person), on behalf of itself, its Affiliates or any other Person, the employment of any individual who is employed by Service Provider (a “Dedicated Employee”). The foregoing limitation shall expire with respect to a Dedicated Employee on the date that is eighteen (18) months following the date on which such Dedicated Employee ceases to provide the Services. Notwithstanding the foregoing, general solicitations or advertisements of employment published in any form of the media including the Internet or any other publication of general circulation and not specifically directed towards any such employee, shall not be deemed to constitute solicitation for purposes of this Section 13.11.

Section 13.12 Counterparts; Electronic Delivery. This Agreement may be executed and delivered in two or more separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, the agreements referred to herein, and each other agreement, consent or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, portable document format (.pdf), facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party with respect to this Agreement or any such agreement, consent or instrument, the other Party with respect to this Agreement or any such agreement, consent or instrument shall re-execute originals thereof and deliver them to the Party that made such request.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

SERVICE PROVIDER:

SCILEX HOLDING COMPANY

By:
Name: Henry Ji, Ph.D.
Title: Executive Chairperson

RECIPIENT:

SEMNUR PHARMACEUTICALS, INC.

By:
Name: Jaisim Shah
Title: Chief Executive Officer

[Signature Page to Transition Services Agreement]

SCHEDULE I

TRANSITION SERVICE SCHEDULE

The Services described below in the scope of this Transition Service Schedule will be provided by Service Provider at cost plus 10%, where cost includes all direct and allocated indirect costs of Service Provider, including all costs of personnel and resources, general and administrative expenses, direct expenses, overhead and any supplier costs (including subcontractors and any third parties), and applicable taxes incurred by Service Provider, in all cases subject to the limitations set forth in Section 4.01 of the Agreement.

Function	Factors for Determination of Costs

Finance: Finance personnel related to tax, budget, accounting, audit, and other related activities that fall under the Service Provider finance group and are identified as Recipient support functions.	Identified Management with Time Estimates

Human Resources:

Support related to staffing, benefits, insurances, hiring activities, reporting, compliance, healthcare, compensation, performance, development, outside recruitment managed by Service Provider staff and other human resources functions, including payroll and related systems for support.

Headcount

Information Systems/ Infrastructure:

Staff and support for IT related infrastructure and architecture in current locations, support for field staff (ex: helpdesk if transferred or incremental to current support), management of IT services outside of the current locations.

Headcount & Direct

Legal and Administrative:

Internal and external legal services. Includes office of general counsel and related staffing, outside counsel services support of identified Recipient business operations (if agreed by outside counsel in advance).

Identified Management with Time Estimates

Research & Development Support: Any Service Provider staff used in support of Recipient operations and development of pipeline projects. These team members may fluctuate during the fiscal year.	Identified Management with Time Estimates

Commercial:

Any Service Provider staff used in support of Recipient operations regarding commercialization of pipeline projects (pre- and post-launch). These team members may fluctuate during the fiscal year.

Identified Management with Time Estimates